UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tennenbaum Opportunities PARTNERS V, LP

(Name of Registrant as Specified In Its Charter)
N/A

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Form of Communication to All Holders of Series A Preferred Interests of Tennenbaum Opportunities Partners V, LP

[NAME],

We are pleased to inform you that due to a recent increase in liquidity, Tennenbaum Opportunities Partners V, LP (“TOP V”) hereby offers to purchase all of the remaining 4,063.5787 of Preferred Interests that remain outstanding that any and all holders of Preferred Interests of TOP V wish to sell to us at the full liquidation preference of $20,000 per interest plus accumulated and unpaid dividends to but excluding the date of repurchase.  This offer is open until the close of business on February 2, 2016.  We will purchase Preferred Interests promptly after the earlier of such date and the date we have heard from each holder of Preferred Interests whether it wishes to sell any Preferred Interests and, if so, how many.  We will treat each response from a holder of Preferred Interests as a binding and irrevocable offer to sell the number of Preferred Interests indicated or a binding and irrevocable determination not to participate in such sale.

Please respond as soon as you have made your decision so the repurchase may be implemented as promptly as practicable.

Thank you,

[NAME]